UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1081 Holland Drive

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2005, Q.E.P. Co., Inc. (the “Company”), Fleet Credit Corporation (“FCC”) and HSBC Bank USA (“HSBC”) (FCC and HSBC the “Lenders”) executed the Fourth Amendment and Waiver Agreement by and among the Company, certain affiliates of the Company, and the Lenders (the “Amendment”), which amended the Company’s Second Amended and Restated Loan Agreement dated as of November 14, 2002 by and among the Company, the Lenders and the agent (as amended and in effect from time to time, the “Loan Agreement”). Pursuant to the Amendment, the Company (i) extended the maturity date of the revolving portion of the Loan Agreement to July 25, 2008, (ii) increased the maximum principal amount of the revolving portion of the Loan Agreement to $27 million through February 28, 2006, and to $29 million thereafter, (iii) consolidated its two previous term loans into one term loan in the amount of $6 million, providing an additional $3 million in term loan financing, which matures on April 1, 2008, (iv) added certain new subsidiaries as Borrowers under the Loan Agreement, and (v) granted security interests to the Lenders by certain subsidiaries in various assets. The Company also executed and delivered to the Lenders a $17,400,000 Amended and Restated Domestic Advances Note, a $11,600,000 Amended and Restated Domestic Advances Note, a 2005 Term Note with FCC, a 2005 Term Note with HSBC, a Debenture between one of the Company’s subsidiaries and FCC, as agent, and a Security Agreement between certain of the Company’s subsidiaries and the Lenders pursuant to the Amendment and the Loan Agreement to evidence its obligations for amounts borrowed thereunder. In connection with the execution of the Amendment, ancillary documents related to the Loan Agreement were also executed and delivered by the Company to the Lenders.

Section 2- Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: April 1, 2005	By:	/s/ Marc Applebaum
	Name:	Marc Applebaum
	Title:	Senior Vice President and Chief Financial Officer